Exhibit 99.1
Company prepared summary of the written views of Grant Thornton LLP regarding SFAS No. 109
The emphasis of the SFAS No. 109 review was to analyze the balance sheet accounts related to taxes which included the federal and state income taxes payable accounts as well as the deferred tax accounts (current and noncurrent) to verify the accuracy of the balances at both the beginning and end of the year. Grant Thornton LLP reviewed the proper tax account balances, the component parts of the provision, including the prior year tax return to provision reconciliation (“true up”), the current year state and Federal provision, and the deferred tax inventory rollforward. Additionally, Grant Thornton LLP verified estimated tax payments made for both Federal and state purposes during the year as well as prior year overpayments, prior year payments paid in the current year, and any payments made related to prior years that may or may not have been previously provided. After reviewing the relevant accounts, Grant Thornton LLP reviewed the rate reconciliation for the year to make sure that the rate appeared appropriate and that all differences in the expected tax rate and the actual tax rate were identified and properly disclosed.
As a result of Grant Thornton LLP’s review of the SFAS No. 109 calculation and the financial statement disclosures related to such tax conclusions and calculations, Grant Thornton LLP concluded that the Company’s balance sheet tax accounts and tax expense were properly stated, and that the financial statements as disclosed in the Company’s Form 10-K related to the income statement and balance sheet presentation of taxes were in accordance with SFAS No. 109, and that the financial statement disclosures were complete, accurate, and properly stated in accordance with the provisions of SFAS No. 109.